Exhibit 1

PRESS RELEASE

Gentium Announces Director Resignations and Other Governance Changes

VILLA GUARDIA (Como), Italy, August 6, 2009 (BUSINESS WIRE) – Gentium S.p.A. (Nasdaq: GENT) today announced that five of the eight members of its Board of Directors have resigned, triggering the automatic termination of the entire Board of Directors under Italian law.  The Company’s Board of Statutory Auditors will promptly call an ordinary shareholders’ meeting to appoint the new Board of Directors following determination of the proposed slate of candidates.  This meeting is expected to be held in October 2009.  On the basis of Italian law, the Board of Statutory Auditors has temporarily assumed responsibility for the ordinary administration of the Company.

The director resignations followed the communication to the Board of Directors by Dr. Laura Ferro, the Chairperson of the Board, President and CEO of Gentium, of her intention to step down as CEO of the Company.  The resigning directors, consisting of Gigliola Bertoglio, Luca Breveglieri, Marco Codella, Laura Ferro and Andrea Zambon, expressed differing reasons for their decisions.  The reasons included dissatisfaction with the corporate governance and management of the Company and a sentiment that, once other directors were resigning, the shareholders should again be given the opportunity to elect a new Board of Directors to make the important strategic decisions facing the Company at this time.  The Board of Directors had been recently elected at the annual ordinary shareholders’ meeting held on June 30, 2009, prior to Dr. Ferro’s communication of her intention to step down as CEO.

Addressing other governance matters, the Company also held an extraordinary shareholders’ meeting on June 30, 2009 at which, among other actions taken, the elimination of the par value of the Company’s Ordinary Shares was approved.  In addition, the Company recently submitted a notice to Nasdaq of its decision to avail itself of the full exemption from Nasdaq’s corporate governance rules available to foreign issuers, including with respect to Nasdaq’s requirements for shareholder approval of securities issuances and the existence of Board committees.  The par value change and Nasdaq exemption are intended to provide the Company with increased flexibility to pursue strategic and cost-saving initiatives.

Dr. Ferro stated “We have asked Gary Gemignani, our CFO, to play a more active role in the management of the Company in light of his strategic, financial and operational abilities and achievements and look forward to his continued leadership contributions to the Company through this transitional phase for our Board and Management.  It is with mixed emotions that I have announced my intention to step down as CEO, but believe that it is the right decision for personal reasons.  As to the reconstitution of the Board of Directors, I believe that only a full Board elected by the shareholders should make the important decisions required at this time.  I am very proud of Gentium’s accomplishments to date and remain confident in the tremendous potential of Defibrotide.”

Mr. Gemignani commented “Laura Ferro has served as a founder and strong advocate for Gentium for over 15 years.  I look forward to building upon her valued efforts towards the development of Defibrotide and to explore strategic options for the Company.  I also look forward to working with Dr. Ferro and the Board of Statutory Auditors to help identify director candidates that can bring additional expertise and perspective to the Company.  As to clinical trials, the Company plans to report final data from its U.S. pivotal and European pediatric trials in the coming months, as well as communicate our longer term development and regulatory strategy.”

About Gentium

Gentium, S.p.A., located in Como, Italy, is a biopharmaceutical company focused on the research, discovery and development of drugs to treat and prevent a variety of vascular diseases and conditions related to cancer and cancer treatments.  Defibrotide, the Company’s lead product candidate, is an investigational drug that has been granted Orphan Drug status and Fast Track Designation by the U.S. FDA to treat Severe VOD and Orphan Medicinal Product Designation by the European Commission both to treat and to prevent VOD.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements.” In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms and other comparable terminology. These statements are not historical facts but instead represent the Company's belief regarding future results, many of which, by their nature, are inherently uncertain and outside the Company's control. It is possible that actual results, including the Company’s ability to find Board candidates and a new CEO, may differ materially from those anticipated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect future results, see the discussion in our Form 20-F filed with the Securities and Exchange Commission under the caption “Risk Factors.”

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Contacts:

Gentium S.p.A.
Gary Gemignani, +1 212-332-1666
Chief Financial Officer
ggemignani@gentium.com

The Trout Group
Marcy Nanus, +1 646-378-2927
mnanus@troutgroup.com

Lifonti & Company
Luca Ricci Maccarini, +39 02 7788871
luca.maccarini@lifonti.it